Exhibit 99.1

Press Release FOR IMMEDIATE RELEASE

Contact:	John M. McCaffery Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7290

BRIDGE BANCORP, INC.

REPORTS SECOND QUARTER 2017 RESULTS

Growth in Loans and Deposits

(Bridgehampton, NY – July 26, 2017) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced second quarter results for 2017. Highlights of the Company's financial results for the quarter include:

•	Net income of $8.8 million, compared to $8.9 million in 2016, and $.45 per diluted share for the quarter.

•	Returns on average assets and equity for the 2017 second quarter were .85% and 8.07%, respectively.

•	Net interest income for the 2017 second quarter increased $.2 million over 2016 to $30.8 million, with a net interest margin of 3.28%.

•	Total assets of $4.2 billion at June 2017, 13% higher than June 2016.

•	Loan growth of $271 million or 11% compared to June 2016 and $196 million or 15% annualized from December 2016.

•	Deposit growth of $134 million or 9% annualized from December 2016 to $3.1 billion at June 2017, including non-public deposit growth of $212 million or 18% annualized, with 43% of non-public deposits in non-interest bearing demand deposits.

•	Continued solid asset quality metrics and reserve coverage.

•	All capital ratios exceed the fully phased in requirements of Basel III rules.

•	Declared a dividend of $.23 during the quarter.

“During the second quarter we continued to target market place opportunities presented by recently completed and announced bank acquisitions. Deploying the capital we raised in November, we invested in people and brand awareness across the footprint, and are seeing tangible results. Loan and deposit growth in the first half of 2017, along with anecdotal evidence, confirm Long Island businesses and consumers want to bank with a local institution and deal with local decision makers. Our newest branches in East Moriches and Riverhead have been well received, and across the east end of Long Island we are seeing above trend growth and activity,” noted Kevin M. O’Connor, President and CEO.

Net Earnings and Returns

Net income for the quarter was $8.8 million or $.45 per diluted share, compared to $8.9 million or $.50 per diluted share for the second quarter of 2016. Net income for the six months ended June 2017 was $18.0 million or $.91 per diluted share, compared to $17.5 million or $.99 per diluted share in 2016. Returns on average assets and equity for the second quarter of 2017 were .85% and 8.07%, respectively, compared to .91% and 10.07% in 2016, respectively. Return on average tangible common equity for the second quarter of 2017 was 10.81% compared to 14.83% in 2016. The decreases in the equity related returns are the result of the increase in average stockholders’ equity due in part to the $50 million common stock offering in November 2016.

Interest income increased $1.5 million for the second quarter of 2017 over the same period in 2016 as average earning assets increased by $234.4 million or 7%, due primarily to organic growth in loans and securities. The net interest margin decreased to 3.28% from 3.48%. The decrease in the net interest margin reflects higher overall funding costs due in part to the Fed Funds rate increases in December 2016, March 2017 and June 2017, partially offset by the decrease in costs associated with the junior subordinated debentures, which were redeemed in January 2017.

The provision for loan losses was $1.0 million for the 2017 second quarter, $.1 million higher than the second quarter of 2016. Contributing to the higher provision was an increase in loan growth and net charge-offs in the 2017 second quarter compared to the 2016 second quarter. The Company recognized net charge-offs of $24 thousand in the second quarter of 2017, compared to net recoveries of $9 thousand for the same period in 2016.

Total non-interest income was $4.5 million for the second quarter of 2017, $.2 million higher than 2016, resulting from an increase in gain on sale of SBA loans, BOLI income, service charges and other fees and title fee income, partially offset by net securities gains recorded in the second quarter 2016 and a decrease in other operating income.

Non-interest expense for the second quarter of 2017 increased to $21.0 million from $20.4 million in 2016. The increase reflects growth in salaries and benefits expense, marketing and advertising, occupancy and equipment, technology and communications, other operating expenses, offset by decreases in amortization of intangibles, professional services, and FDIC assessment. The Company’s ratio of operating expenses to average assets was 2.03% in the second quarter of 2017 compared to 2.10% in the second quarter of 2016.

Balance Sheet and Asset Quality

Total assets were $4.2 billion at June 30, 2017, $478.2 million higher than June 2016. Total loans at June 2017 of $2.8 billion reflect growth of $271.4 million or 11% over June 2016. This growth was net of a bulk loan sale and the exit of two loan participations in the 2016 fourth quarter totaling approximately $47 million. Deposits totaled $3.1 billion at June 2017, an increase of $206.0 million over 2016. Demand deposits totaled $1.2 billion at June 2017, representing 38% of total deposits.

Asset quality measures remained strong, as non-performing assets, comprised exclusively of non-performing loans, were $2.7 million or .06% of total assets and .10% of total loans at June 2017 compared to $2.1 million or .05% of total assets and .08% of total loans at June 2016. Loans 30 to 89 days past due increased $2.5 million to $6.2 million at June 2017, with $3.4 million representing acquired loans. Loans past due 90 days and still accruing at June 30, 2017 and 2016 were comprised of acquired loans of $1.0 million and $1.9 million, respectively.

The allowance for loan losses increased $4.8 million to $27.5 million at June 2017 from $22.7 million as of June 2016. The allowance as a percentage of loans was .99% at June 30, 2017 compared to .90% at June 30, 2016. The allowance as a percentage of BNB originated loans was 1.17%, based on BNB originated loans totaling $2.3 billion, at June 2017, compared to 1.20%, based on BNB originated loans totaling $1.9 billion, at

June 2016. The increase in the allowance for loan losses is due to portfolio growth as well as certain acquired loans being refinanced by BNB. Acquired loans are recorded at fair value at acquisition, effectively netting estimated future losses against the loan balances, whereas loans originated and refinanced by BNB have recorded allowances for loan losses.

Stockholders’ equity grew $77.6 million to $435.7 million at June 2017, compared to $358.1 million at June 2016. The growth reflects earnings, the $47.5 million in net capital raised in connection with the November 2016 common stock offering, conversions of trust preferred securities and the dividend reinvestment plan, partially offset by shareholders' dividends and a decrease in the fair value of available for sale investment securities. The Company's capital ratios exceed all fully phased in capital requirements under the Basel III rules and the Bank remains classified as well capitalized.

“On June 14th the Federal Reserve raised rates another 25 basis points. Market expectations for more increases this year are somewhat mixed. Since the end of the first quarter longer-term interest rates have declined, resulting in a flatter yield curve. This is a very challenging environment for banks, unlike BNB, that are more reliant on wholesale funding. Our relatively low loan to deposit ratio provides a bulwark against this effect. We continue to believe that our deposits are our greatest ‘asset’ and will follow strategies that will maintain and strengthen our funding,” noted Mr. O’Connor.

“Recently, the Bank announced that it has applied to New York State’s Department of Financial Services (NYSDFS) to become a New York chartered commercial bank, and expects to remain a member bank of the Federal Reserve System following the charter conversion. We believe that the focus of NYSDFS on local community banking aligns with our business model. We expect the conversion to be complete before the end of 2017. We look forward to working with the NYSDFS and the Federal Reserve,” stated Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, BNB, with assets of approximately $4.2 billion, operates 43 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates one loan production office in Manhattan. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; our expectation that the application filed with NYSDFS will not be delayed or denied; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. The Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	June 30,	December 31,	June 30,
	2017	2016	2016
ASSETS
Cash and Due from Banks	$62,195	$102,280	$50,581
Interest Earning Deposits with Banks	22,957	11,558	29,015
Total Cash and Cash Equivalents	85,152	113,838	79,596
Securities Available for Sale, at Fair Value	835,992	819,722	627,083
Securities Held to Maturity	203,907	223,237	222,058
Total Securities	1,039,899	1,042,959	849,141
Securities, Restricted	38,819	34,743	20,894
Loans Held for Investment	2,796,309	2,600,440	2,524,926
Allowance for Loan Losses	(27,544)	(25,904)	(22,708)
Loans, net	2,768,765	2,574,536	2,502,218
Premises and Equipment, net	35,048	35,263	34,712
Goodwill and Other Intangible Assets	111,460	111,774	113,038
Accrued Interest Receivable and Other Assets	142,310	141,457	143,686
Total Assets	$4,221,453	$4,054,570	$3,743,285

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$1,159,320	$1,151,268	$1,111,993
Savings, NOW and Money Market Deposits	1,674,680	1,568,009	1,551,191
Certificates of Deposit of $100,000 or more	152,380	126,198	101,542
Other Time Deposits	73,238	80,534	88,937
Total Deposits	3,059,618	2,926,009	2,853,663
Federal Funds Purchased and Repurchase Agreements	50,731	100,674	200,895
Federal Home Loan Bank Advances	563,974	496,684	198,842
Subordinated Debentures	78,571	78,502	78,432
Junior Subordinated Debentures	-	15,244	15,525
Other Liabilities and Accrued Expenses	32,852	29,470	37,847
Total Liabilities	3,785,746	3,646,583	3,385,204
Total Stockholders' Equity	435,707	407,987	358,081
Total Liabilities and Stockholders' Equity	$4,221,453	$4,054,570	$3,743,285

Selected Financial Data:
Book Value Per Share	$22.11	$21.36	$20.51
Tangible Book Value Per Share (1)	$16.45	$15.51	$14.04
Common Shares Outstanding	19,706	19,100	17,459

Capital Ratios:
Total Capital to Risk Weighted Assets	14.3%	15.0%	13.3%
Tier 1 Capital to Risk Weighted Assets	10.9%	11.3%	9.6%
Common Equity Tier 1 Capital to Risk Weighted Assets	10.9%	10.8%	9.1%
Tier 1 Capital to Average Assets	8.3%	8.6%	7.0%
Tangible Common Equity to Tangible Assets (1) (2)	8.0%	7.5%	6.8%
Tier 1 Capital to Average Assets (Bank)	9.8%	9.9%	9.1%

Asset Quality:
Loans 30-89 Days Past Due	$6,248	$2,156	$3,764
Loans 90 Days Past Due and Accruing (3)	$1,026	$1,027	$1,894

Non-performing Loans/Non-performing Assets	$2,676	$1,241	$2,050

Non-performing Loans/Total Loans	0.10%	0.05%	0.08%
Non-performing Assets/Total Assets	0.06%	0.03%	0.05%
Allowance/Non-performing Loans	1029.30%	2087.35%	1107.71%
Allowance/Total Loans	0.99%	1.00%	0.90%
Allowance/Originated Loans	1.17%	1.23%	1.20%

(1) Tangible stockholder's equity totaled $324.2 million, $296.2 million and $245.0 million at June 30, 2017, December 31, 2016 and June 30, 2016, respectively, and represents total stockholder's equity less goodwill and other intangible assets.

(2) Tangible assets totaled $4.11 billion, $3.94 billion and $3.63 billion at June 30, 2017, December 31, 2016 and June 30, 2016, respectively, and represents total assets less goodwill and other intangible assets.

(3) Represents loans acquired in connection with the Community National Bank, FNBNY Bancorp, Inc., and Hamptons State Bank acquisitions.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Interest income	$36,234	$34,733	$71,451	$68,340
Interest expense	5,441	4,143	10,197	8,318
Net interest income	30,793	30,590	61,254	60,022
Provision for loan losses	950	900	1,750	2,150
Net interest income after provision for loan losses	29,843	29,690	59,504	57,872

Non-interest Income:
Service charges and other fees	2,220	2,091	4,270	4,083
Title fee income	541	437	1,091	914
Net securities gains	-	383	-	449
Gain on sale of Small Business Administration loans	799	343	1,342	457
BOLI income	567	431	1,127	802
Other operating income	382	584	801	1,559
Total non-interest income	4,509	4,269	8,631	8,264

Non-interest expense:
Salaries and employee benefits	11,397	10,616	22,701	21,153
Occupancy and equipment	3,439	3,259	6,837	6,183
Acquisition costs	-	-	-	(270)
Amortization of other intangible assets	274	672	553	1,348
Other operating expenses	5,896	5,894	11,211	10,934
Total non-interest expense	21,006	20,441	41,302	39,348

Income before income taxes	13,346	13,518	26,833	26,788
Income tax expense	4,505	4,664	8,821	9,308
Net income	$8,841	$8,854	$18,012	$17,480
Basic earnings per share	$0.45	$0.51	$0.91	$1.00
Diluted earnings per share	$0.45	$0.50	$0.91	$0.99
Weighted average common and equivalent shares	19,394	17,693	19,379	17,669

Selected Financial Data:
Return on Average Total Assets	0.85%	0.91%	0.89%	0.91%
Return on Average Stockholders' Equity	8.07%	10.07%	8.34%	10.03%
Return on Average Tangible Stockholders' Equity (1)	10.81%	14.83%	11.21%	14.63%
Net Interest Margin	3.28%	3.48%	3.34%	3.46%
Efficiency	58.92%	58.09%	58.52%	57.08%
Operating Expense as a % of Average Assets	2.03%	2.10%	2.03%	2.05%

(1) Average tangible stockholder's equity totaled $328.0 million and $240.2 million for the three months ended June 30, 2017 and 2016, respectively, and $324.0 million and $240.3 million for the six months ended June 30, 2017 and 2016, respectively, and represents average total stockholder's equity less average goodwill and other intangible assets.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three months ended June 30,
	2017			2016
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest Earning Assets:
Loans, net (including loan fee income) (1)	$2,702,605	$30,348	4.50%	$2,497,858	$29,327	4.72%
Securities (1)	1,072,807	6,163	2.30	1,043,113	5,703	2.20
Deposits with Banks	28,904	71	0.99	28,916	35	0.49
Total Interest Earning Assets (1)	3,804,316	36,582	3.86	3,569,887	35,065	3.95
Non Interest Earning Assets:
Other Assets	355,434			353,336
Total Assets	$4,159,750			$3,923,223

Interest Bearing Liabilities:
Deposits	$1,931,942	$2,422	0.50%	$1,819,083	$1,528	0.34%
Federal Funds Purchased and Repurchase Agreements	125,231	355	1.14	182,240	293	0.65
Federal Home Loan Bank Advances	401,458	1,529	1.53	335,696	844	1.01
Subordinated Debentures	78,549	1,135	5.80	78,409	1,135	5.82
Junior Subordinated Debentures	-	-	-	15,876	343	8.69
Total Interest Bearing Liabilities	2,537,180	5,441	0.86	2,431,304	4,143	0.69
Non Interest Bearing Liabilities:
Demand Deposits	1,151,288			1,101,229
Other Liabilities	31,745			37,066
Total Liabilities	3,720,213			3,569,599
Stockholders' Equity	439,537			353,624
Total Liabilities and Stockholders' Equity	$4,159,750			$3,923,223

Net Interest Income/Interest Rate Spread (1)		31,141	3.00%		30,922	3.26%

Net Interest Earning Assets/Net Interest Margin (1)	$1,267,136		3.28%	$1,138,583		3.48%

Tax Equivalent Adjustment		(348)			(332)

Net Interest Income		$30,793			$30,590

(1) Presented on a tax equivalent basis.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Six months ended June 30,
	2017			2016
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest Earning Assets:
Loans, net (including loan fee income) (1)	$2,645,618	$59,826	4.56%	$2,460,678	$57,374	4.69%
Securities (1)	1,072,172	12,203	2.30	1,035,794	11,544	2.24
Deposits with Banks	25,178	117	0.94	30,413	72	0.48
Total Interest Earning Assets (1)	3,742,968	72,146	3.89	3,526,885	68,990	3.93
Non Interest Earning Assets:
Other Assets	351,155			331,953
Total Assets	$4,094,123			$3,858,838

Interest Bearing Liabilities:
Deposits	$1,887,221	$4,530	0.48%	$1,835,724	$3,215	0.35%
Federal Funds Purchased and Repurchase Agreements	134,347	671	1.01	144,498	478	0.67
Federal Home Loan Bank Advances	402,847	2,678	1.34	311,671	1,671	1.08
Subordinated Debentures	78,531	2,270	5.83	78,392	2,270	5.82
Junior Subordinated Debentures	1,348	48	7.18	15,877	684	8.66
Total Interest Bearing Liabilities	2,504,294	10,197	0.82	2,386,162	8,318	0.70
Non Interest Bearing Liabilities:
Demand Deposits	1,123,193			1,085,086
Other Liabilities	31,109			37,128
Total Liabilities	3,658,596			3,508,376
Stockholders' Equity	435,527			350,462
Total Liabilities and Stockholders' Equity	$4,094,123			$3,858,838

Net Interest Income/Interest Rate Spread (1)		61,949	3.07%		60,672	3.23%

Net Interest Earning Assets/Net Interest Margin (1)	$1,238,674		3.34%	$1,140,723		3.46%

Tax Equivalent Adjustment		(695)			(650)

Net Interest Income		$61,254			$60,022

(1) Presented on a tax equivalent basis.